[EXHIBIT 10.20- Certain portions of this document have been
  omitted in the publicly filed version of this document pursuant to the Registrant's request for confidential treatment and filed separately with the Securities and Exchange Commission.]

                   DISPLAY  LICENSE AGREEMENT
                             BETWEEN
                 RESEARCH FRONTIERS INCORPORATED
                               AND
                   AVERY DENNISON CORPORATION

     This License Agreement ("Agreement") effective as of
November 29, 2001 by and between RESEARCH FRONTIERS
INCORPORATED, a Delaware corporation ("LICENSOR") and AVERY DENNISON CORPORATION, a Delaware corporation
("LICENSEE").

                             RECITALS

     WHEREAS, LICENSOR has been engaged in research and development in the application of physicochemical concepts to Light Valves and Licensed Products (both as hereinafter defined) and of methods and apparatus relating to products incorporating such concepts; and is possessed of and can convey information and know-how for such products and rights to manufacture, use and sell such products; and

     WHEREAS, LICENSEE is interested in manufacturing and selling Licensed Products; and

     WHEREAS, LICENSEE desires to acquire from LICENSOR, and LICENSOR desires to grant to LICENSEE, certain rights and licenses with respect to such technology of LICENSOR;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1    DEFINITIONS.

        The following terms when used herein shall have the respective meanings set forth in this Article 1.

The "Effective Date" of this Agreement shall be the date which is the last date of formal execution of this Agreement by duly authorized representatives of the parties to this Agreement as indicated on the signature page of this Agreement.

"Licensed Product" means a Light Valve (as defined below) having means for changing the light transmission of a suspension in part and only part of the area of a cell that is to be viewed, said part forming a display of a pattern, image, letters, numerals or other indicia, which Light Valve is intended for use and used solely to convey information in a display such as a low-information-content display, and which information display is not for use in a television, or laptop, notebook or subnotebook computer, personal digital assistant, cellular telephone, electronic book, or other portable information appliance used to convey high-information-content. The term "Licensed Product" shall not include Light
Valves used or intended for use as or in any other type of display product or in any non-display product such as but not limited to windows, eyewear, goggles, visors, mirrors, toys or filters for scientific instruments, lamps or contrast enhancement of displays. Nothing contained herein shall permit LICENSEE to sell, lease, or otherwise dispose of a Light Valve or Light Valve Component which is not used or combined or intended to be used or combined as described above into a Licensed Product.

"Licensed Territory " means all countries of the world.

"Light Valve" means a variable light transmission device comprising: a cell including cell walls, containing or adapted to contain an activatable material, described hereinafter, such that a change in the optical characteristics of the activatable material affects the characteristics of light absorbed by, transmitted through and/or reflected from the cell; means incorporated in or on the cell, or separate therefrom for applying an electric or magnetic field to the activatable material within the cell; and coatings, (including, but not limited to, electrodes), spacers, seals, electrical and/or electronic components, and other elements incorporated in or on the cell. The activatable material, which the cell contains or is adapted to contain, includes in it solid suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the device, and may be in the form a liquid suspension, gel, film or other material. Light Valve, as defined herein, is described in a family of patents and patent applications listed on Schedule A hereto which have been assigned to LICENSOR.

"Light Valve Component" means a component of a Light Valve covered by any patent, patent application or trade secret of LICENSOR or any of its licensees (other than LICENSEE) and their respective sublicensees. A Light Valve Component does not include a cell wall or materials comprising a cell wall; means incorporated in or on the cell, or separate therefrom for applying an electric or magnetic field to the activatable material within the cell; and coatings (including, but not limited to, electrodes), spacers, seals, electrical and/or electronic components, incorporated in or on the cell.

The "Net Selling Price" of Licensed Products on which royalties are payable shall be the greater of the following: (A) the genuine selling price of LICENSEE and its sublicensees hereunder
(including amounts charged for any wiring, installation, and related services provided by LICENSEE and its sublicensees hereunder) f.o.b. factory at which nonaffiliated customers are billed in the usual course of business for Licensed Products, as packed for shipment to the customer; (B) the genuine selling price of LICENSEE and its sublicensees hereunder (including amounts charged for any wiring, installation, and related services provided by LICENSEE and its sublicensees hereunder) f.o.b. factory at which nonaffiliated customers are billed in the usual course of business for Licensed Products, as packed for shipment to the customer, multiplied by a fraction, the numerator of which is the cost of all components included in the display, and the denominator of which is the total manufacturing cost for such product; and (C) $25 per square foot for "large displays" (greater than six square inches) and $1 per square foot for "small displays" (surface area less than six square inches). The aforementioned $25 and $1 figures specified in clause (C) above shall be adjusted upward as of each January 1st hereafter beginning on January 1, 2003 by any increase in the Producer Price Index for Electronic Components and Accessories (the "Index") for the 12 month period ending in December of the prior year, prepared by the Bureau of Labor Statistics of the United States Department of Labor (or if the Index is not then being published, the most nearly comparable successor index). In calculating a genuine selling price of a product for the above calculation, such price may be reduced only by the applicable proportions of the following if, and to the extent that, amounts in respect thereof are reflected in such selling price:
(i) normal trade discounts actually allowed; (ii) sales, use or excise and added value taxes and custom duties paid; (iii) if the genuine selling price is other than f.o.b. factory, amounts paid for f.o.b. transportation of the product to the customer's premises or place of installation or delivery; (iv) insurance costs and the costs of packing material, boxes, cartons and crates required for shipping; provided, however, that for purposes of this calculation, the genuine selling price of a product may not be less than 90% of the gross selling price of said product after all deductions therefrom, if any. If a product is leased, sold, used or otherwise disposed of on terms not involving a bona fide arm's length sale to an unaffiliated third party, then the Net Selling Price for such transactions shall be deemed to be the Net Selling Price as defined above for identical products sold to a nonaffiliated customer nearest to the date of such lease, sale, use, or other disposition.

"Technical Information" means all useful information relating to apparatus, methods, processes, practices, formulas, techniques, procedures, patterns, ingredients, designs and the like including (by way of example) drawings, written recitations of data, specifications, parts, lists, assembly procedures, operating and maintenance manuals, test and other technical reports, know-how of LICENSOR, and the like owned or controlled by LICENSOR, to the extent they exist, that relate to Light Valves, Licensed Products and/or to the suspensions or other Light Valve Components used or usable for Licensed Products or Light Valves including, but not limited to, particles, particle precursors, coatings, polymers, liquid suspensions and suspending liquids, or any combination thereof, and that consist of concepts invented or developed by LICENSOR. Know-how of LICENSOR's suppliers and of LICENSOR's other licensees and their sublicensees under licenses from LICENSOR shall not be considered Technical Information owned or controlled by LICENSOR.

2    GRANT OF LICENSE.

     2.1 License. During the term of this Agreement, LICENSOR hereby grants LICENSEE (and to any majority or wholly-owned and controlled subsidiaries of LICENSEE so long as they remain so owned and controlled, whose obligations to LICENSOR hereunder LICENSEE hereby guarantees and whose sales are accounted for to LICENSOR by LICENSEE, and which acknowledge in writing to LICENSOR that it agrees to be bound by the terms and conditions of this Agreement) a non-exclusive right and license to use (a) all of the Technical Information, if any, (subject to Section 8.1 hereof), furnished by LICENSOR pursuant to this Agreement, and (b) any invention claimed in (i) any of the unexpired patents now or hereafter listed on Schedule A attached hereto or (ii) unexpired patents which issue from pending patent applications now or hereafter listed in Schedule A, and any continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions thereof to develop, make, have made, market, import, have imported, offer for sale and sell
Licensed Products in the Licensed Territory.

     2.2 No Other Rights. LICENSEE agrees that, except for the specific licenses granted to it under Section 2.1 hereof for use in Licensed Products, LICENSEE has not acquired any rights or licenses under this Agreement to use Light Valves or any Light
Valve Components thereof made by or for LICENSEE or its sublicensees pursuant to this Agreement.

3    ROYALTY PAYMENTS, REPORTS AND RECORD-
KEEPING.

     3.1 Royalties and Reports on Net Sales. During the term of this Agreement, LICENSEE agrees to pay LICENSOR an earned royalty which shall be five percent (5%) of the Net Selling Price of Licensed Products which embody, or the manufacture of which utilizes, any of the rights granted under Section 2.1 hereof, and which are manufactured by or for LICENSEE and sold or leased by or for LICENSEE or a permitted sublicensee. Payments under this Section 3.1 shall be made on a quarterly basis and made within 45 days after the end of the calendar quarter in which such Licensed Products were sold, leased, used or otherwise disposed of by or for LICENSEE or a permitted sublicensee hereunder.
Each royalty payment shall be in U.S. dollars and shall be accompanied by a statement by LICENSEE showing in reasonable detail the amount of Licensed Products sold, used, leased or otherwise disposed of by or for LICENSEE and its sublicensees during the preceding quarter, any deductions taken or credits applied, and the currency exchange rate used to report sales made in currencies other than U.S. dollars. LICENSEE shall use the exchange rates for buying U.S. dollars in effect on the last day of each quarter, as specified in The New York Times. The first such statement shall cover the period from the Effective Date of this Agreement to the end of the first calendar quarter in which a Licensed Product is sold, used, leased or otherwise disposed of by or for LICENSEE or its sublicensees. LICENSEE shall also furnish to LICENSOR at the same time it becomes available to any third party, a copy of each brochure, price list, advertisement or other marketing and promotional materials prepared, published or distributed by LICENSEE or its sublicensees relating to Licensed Products.

     3.2 Initial Fee and Minimum Annual Royalties - Regardless of whether LICENSEE is selling any Licensed Products, during the term of this Agreement LICENSEE agrees to pay LICENSOR the initial license fee of [Confidential Information Omitted and filed separately with the Securities and Exchange Commission]

     3.3 Time and Method of Payment. [Confidential Information
Omitted and filed separately with the Securities and Exchange
Commission]

All other payments shall be due on the date specified in this Agreement, or if no date is specified, within 30 days of invoice.
All payments made to LICENSOR shall be paid by wire transfer of immediately available funds to the account of Research
Frontiers Incorporated at Chase Manhattan Bank, 1064 Old
Country Road, Plainview, New York 11803, Account No.: 904-
709361, ABA Wire Code No.: 021 000 021, or to such other account or place, as LICENSOR may specify in a notice to LICENSEE.

     3.4 Sales, Use and Returns. Licensed Products shall be considered as sold or leased and royalties shall accrue on the earlier of when such Licensed Products are billed out, or when delivered, shipped or mailed to the customer. If as a result of a price reduction or a return of Licensed Products previously sold, a credit or refund to a customer is given on part or all of the sale price of such Licensed Products, a credit shall be allowed against royalties accruing thereafter under this Agreement equal to the royalty paid on that part of the sales price so credited or refunded.

     3.5 Recordkeeping. LICENSEE shall keep and shall cause each sublicensee to keep for six (6) years after the date of submission of each statement supported thereby, true and accurate records, files and books of accounts that relate to Licensed Products, all data reasonably required for the full computation and verification of the Net Selling Price of Licensed Products, deductions therefrom and royalties to be paid, as well as the other information to be given in the statements herein provided for, and shall permit LICENSOR or its duly authorized representatives, upon reasonable notice, adequately to inspect the same at any time during usual business hours. LICENSOR and LICENSEE agree that an independent certified public accounting firm (selected by LICENSOR from the largest ten certified public accounting firms in the United States of America) may audit such records, files and books of accounts to determine the accuracy of the statements given by LICENSEE pursuant to Section 3.1 hereof. Such an audit shall be made upon reasonable advance notice to LICENSEE and during usual business hours no more frequently than annually. The cost of the audit shall be borne by LICENSOR, unless the audit shall disclose a breach by LICENSEE of any term of this Agreement, or an underpayment error in excess of five percent of the total monies paid to LICENSOR by LICENSEE during the audited period, in which case LICENSEE shall bear the full cost of such audit. LICENSEE agrees to pay LICENSOR all additional monies that are disclosed by the audit to be due and owing to LICENSOR within thirty days of the receipt of the report.

4    OBLIGATIONS OF LICENSEE.

     4.1 Compliance. LICENSEE agrees that, without limitation, any manufacture, sale, lease, use or other disposition of Licensed Products that is not in strict accordance with the provisions of this Agreement shall be deemed a material breach of this Agreement.

     4.2 End Users. LICENSEE agrees to require all direct recipients of Licensed Products to whom Licensed Products is sold, leased, or otherwise disposed of by LICENSEE or its sublicensees, to look only to LICENSEE and not to LICENSOR or its affiliates for any claims, warranties, or liability relating to such Licensed Products. LICENSEE agrees to take all steps to reasonably assure itself that Licensed Products sold, leased or otherwise disposed of by or for LICENSEE is being used for permitted purposes only.

     4.3 Laws and Regulations. LICENSEE agrees that it shall be solely responsible for complying with all laws and regulations affecting the manufacture, use and sale or other disposition of Licensed Products by LICENSEE and its sublicensees, and for obtaining all approvals necessary from governmental agencies and other entities. LICENSEE agrees to maintain a file of all such approvals and to send LICENSOR a copy of all such approvals (including English translations thereof in the case of approvals required by any foreign country, which English translations, if not otherwise prepared by or for LICENSEE, shall be prepared at LICENSOR's request and expense) within 10 business days of any written request for such copies by LICENSOR. LICENSEE represents and warrants to LICENSOR that no approval from any governmental agency or ministry, or from any third party, is required to effectuate the terms of this Agreement or the transactions contemplated hereby.

     4.4 Purchase of Light Valve Components from Others. By virtue of the disclosure of Technical Information and information, if any, provided from time to time by LICENSOR to LICENSEE and to its other licensees, and each of their sublicensees and affiliates, any Light Valve Component, including, without limitation, materials, suspensions, films, polymers, coatings, particle precursors, and particles, which LICENSEE or its sublicensees makes, has made for it, or purchases from any third party for use in Licensed Products shall be deemed to have been manufactured at least in part using the Technical Information provided by LICENSOR if LICENSEE or any supplier of a Light
Valve Component to LICENSEE has had access to Technical
Information of any kind of LICENSOR or its licensees and their sublicensees, consultants, subcontractors, agents or representatives. LICENSEE and its sublicensees each hereby agrees that (i) all Light Valve Components shall be used only in strict accordance with the provisions of this Agreement, and that such Light Valve Components may not be used for any other purpose or resold by LICENSEE or its sublicensees except as specifically permitted by the license granted in Section 2.1 hereof, and (ii) LICENSEE and its sublicensees will only look to the manufacturer or supplier of such Light Valve Component or other item used by LICENSEE or its sublicensees and not to LICENSOR or its affiliates for any claims, warranties, or liability relating to such Light Valve Component or other item. LICENSEE acknowledges that LICENSOR has not made any representations or warranties regarding the availability of any Light Valve Component, or the price thereof, and that in all respects LICENSEE shall deal directly with the suppliers of such Light Valve Components and will obtain from them information regarding availability, pricing, and/or other terms relating to such Light Valve Components.

     4.5 No Warranties by LICENSOR. LICENSOR does not represent or warrant the performance of any Licensed Product or of any material, Light Valve Component, or information provided hereunder, and LICENSEE expressly acknowledges and agrees that any such material, Light Valve Component or information provided by LICENSOR hereunder is provided "AS IS" and that LICENSOR makes no warranty with respect thereto and DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED,
INCLUDING BUT NOT LIMITED TO THE IMPLIED
WARRANTIES OF MERCHANTABILITY AND FITNESS FOR
A PARTICULAR PURPOSE, WITH RESPECT THERETO, ITS
USE OR ANY INABILITY TO USE IT, OR THE RESULTS OF
ITS USE. Except for any breach of the terms of this Agreement, in no event shall any party to this Agreement be liable for any damages, whether in contract or tort (including negligence), including but not limited to direct, consequential, special, exemplary, incidental and indirect damages, arising out of or in connection with this Agreement or the use, the results of use, or the inability to use any Licensed Product, material, Light Valve Component or information provided hereunder.

     4.6 Analysis. LICENSEE represents and agrees that it will only incorporate Light Valve Components received from authorized suppliers into Licensed Products and for no other purpose, and that LICENSEE will not directly or indirectly attempt to reverse-engineer any material provided to it hereunder by LICENSEE or any supplier of any Light Valve Component.

5    TRADEMARKS.

     5.1 Trademarks. All trademarks or service marks that either party may adopt and use for Licensed Products or other products incorporating Light Valves are and shall remain the exclusive property of the adopting party, and the other party shall not obtain any rights and license to such marks under this Agreement, but may inform others that the adopting party has licensed or produced Licensed Products or products incorporating Light Valves under such mark or marks, and may use the adopting party's logo in connection therewith. LICENSOR may require LICENSEE or its permitted sublicensees to indicate on packaging that such product is licensed from Research Frontiers Incorporated or to otherwise include language and/or designations mutually agreed to in writing by LICENSOR and LICENSEE indicating an affiliation with Research Frontiers Incorporated. LICENSEE agrees that it will not unreasonably withhold or delay its agreement regarding any such designation, and agrees to use LICENSOR approved logos and artwork in connection with any designation or packaging requirement under this Agreement for LICENSOR's quality-control purposes.

6    INSURANCE AND INDEMNIFICATION.

     6.1 Insurance. LICENSEE shall maintain at all times ample product liability and other liability insurance covering its operations relating to the subject matter of this Agreement.

     6.2 Indemnification. LICENSEE, and its affiliates, successors and assigns and sublicensees (each, an "Indemnifying Party"), each hereby indemnify and agree to hold harmless
LICENSOR and its shareholders, officers, directors, agents and employees (each, an "Indemnified Party"), against any liability, damage, loss, fine, penalty, claim, cost or expense (including reasonable costs of investigation and settlement and attorneys', accountants' and other experts' fees and expenses) arising out of any action or inaction by any Indemnifying Party relating to this Agreement including an Indemnifying Party's manufacture, sale, use, lease or other disposition of Licensed Products, and related materials, or other use of the information and rights granted hereunder. Any knowledge of LICENSEE's or its sublicensee's activities by LICENSOR or its representatives shall in no way impose any liability on LICENSOR or reduce the responsibilities of LICENSEE hereunder or relieve it from any of its obligations and warranties under this Agreement.

7    FUTURE PATENTS.

     7.1 Future Patents. Each party, at its cost, shall have the right to file patent applications in the United States and in foreign countries covering any invention made by such party.

     7.2 Improvements and Modifications. (a) Any future improvements or modifications invented or developed by or on behalf of LICENSEE, LICENSEE's sublicensees and LICENSOR after the Effective Date of this Agreement, if any, which relate to Light Valves or Light Valve Components shall not be included in this Agreement. Upon written request by the non-inventing party, LICENSOR and LICENSEE shall negotiate with each other regarding the grant of nonexclusive rights and licenses to use such improvements and modifications, but neither party shall be obligated to grant such rights and licenses to one another.

     (b) During the term of this Agreement each of the parties hereto agrees to inform the other in writing (without any obligation to reveal details which would be confidential information), at least as frequently as once a year in January of each calendar year, if any significant improvements or modifications have been made by LICENSOR or LICENSEE relating to Light Valves and Light
Valve Components, and as to the general nature of any such improvements and modifications.

     (c) Notwithstanding the foregoing, LICENSOR may, but shall not be required to, voluntarily and without additional cost to LICENSEE disclose certain information relating to future improvements and modifications and license to LICENSEE rights in such certain future improvements and modifications, and any information so disclosed will be considered Technical Information which LICENSEE shall be obligated to keep confidential pursuant to Section 12.1 of this Agreement. In connection therewith, LICENSOR, may voluntarily add patents and/or patent applications to Schedule A hereof. No disclosure of any information by LICENSOR shall in any way establish a course of dealing or otherwise require LICENSOR to make any future disclosure of information under this Agreement.

     7.3 Foreign Patent Applications. During the term of this Agreement, LICENSEE shall have the right to designate that any patent application now or hereafter listed on or incorporated into Schedule A shall be filed or maintained in any foreign country included in the Licensed Territory. If so designated and if legally possible to do so, LICENSOR agrees to promptly file, prosecute and maintain such applications and resulting patents, and LICENSEE shall pay to LICENSOR the complete cost, including reasonable attorney's fees, to file, prosecute and maintain any such patent application and resulting patents specifically so designated by LICENSEE.

8    TECHNOLOGY TRANSFER.

     8.1. Materials. Upon request by LICENSEE, during the term of this Agreement and when mutually convenient to LICENSOR and LICENSEE, LICENSOR shall supply LICENSEE with small quantities of materials related to Licensed Products for experimental use only by LICENSEE, and shall charge
LICENSEE $750 per man/day plus the cost of any other materials used in making such materials, plus the cost of shipping such materials to LICENSEE. Each invoice submitted by LICENSOR for such service shall include detailed explanations of the charges, and, if requested by LICENSEE, copies of receipts. The parties acknowledge that LICENSOR has no obligation to transfer to LICENSEE any Technical Information other than as may be embodied in such sample materials or general information possessed by LICENSOR as to how to apply LICENSOR's technology to Licensed Products, and that, other than sample materials, if any, that may be supplied by LICENSOR as aforesaid, LICENSEE will be acquiring materials from authorized suppliers other than LICENSOR.

     8.2 Inquiries. LICENSEE and LICENSOR may also at any time during the term of this Agreement make reasonable inquiry by telephone, facsimile or mail to one another in regard to any information or data furnished pursuant to this Agreement.

     8.3 Visits. During all visits by either party to the facilities of the other party, visitors shall comply with all reasonable rules of the host company, and each party to this Agreement will indemnify and hold the other party harmless from any liability, claim or loss whatsoever (i) for any injury to, or, death of, any of its employees or agents while such persons are present at the facility of the other party; and (ii) for any damages to its own property or to the property of any such employee or agent which may occur during the presence of any such person at the facility of the other party, regardless of how such damage occurs, if the rules of the host are followed.

     8.4 Sole Purpose. Any documentation or information supplied pursuant to this Agreement by either party to the other shall be used solely for the purposes set forth in this Agreement.

9    INTELLECTUAL PROPERTY PROTECTION
RESPONSIBILITIES.

     9.1 Proprietary Rights: Notices. Each party shall provide appropriate notices of patents, or other similar notice of the patent rights of the other party on all products utilizing the patented inventions of the other party, upon receipt of detailed instructions from the other party. Either party may add its own patent notice to any copy or embodiment which contains its patented inventions.

     9.2 LICENSOR Exclusive Owner. LICENSEE hereby acknowledges LICENSOR as purporting to be, and LICENSOR warrants and represents to LICENSEE that (except as otherwise provided in Schedule A), it owns, controls, or has rights in the patents and patent applications listed on Schedule A. Except for the rights granted hereunder, LICENSEE shall not have any rights or attempt to assert any ownership rights in and to those patents and patent applications.

10   TERM AND TERMINATION.

     10.1 Term. The term of this Agreement shall extend from the Effective Date of this Agreement to the date of termination of this Agreement. Unless sooner terminated or extended, as herein provided for below, this Agreement shall terminate upon the expiration of the later of (A) the last to expire of the patents now or hereafter listed in Schedule A hereof, and (B) the expiration of the period in which LICENSEE is obligated to maintain confidential Technical Information of LICENSOR pursuant to
Section 12.1 hereof.

     10.2 Termination by LICENSEE. LICENSEE may terminate this Agreement effective as of December 31, 2005 or as of any anniversary thereof by giving LICENSOR prior notice thereof unless sooner terminated as hereinafter provided. Such notice shall be made in writing and shall be given between 60 and 90 days prior to the effective date for which such termination is to be effective. If LICENSEE decides to terminate this Agreement for any reason, LICENSEE shall provide LICENSOR, along with the aforementioned notice of termination, with a written report describing the reasons for such termination.

     10.3  Termination by LICENSOR. LICENSOR may
terminate this Agreement at any time effective as of December 31, 2005 or as of any anniversary thereof upon at least 30 days' notice to LICENSEE for any reason, provided, however, that LICENSOR shall give LICENSEE at least one years' notice of any termination under this Section 10.3 if LICENSEE is producing and selling Licensed Products hereunder. [Confidential Information Omitted and filed separately with the Securities and Exchange
Commission]

     10.4 Effect of Termination. If this Agreement expires or is terminated for any reason whatsoever, in addition to any other remedies which one party may have against the other: (1) all of LICENSEE's rights and licenses under this Agreement shall cease, and LICENSEE shall immediately return to LICENSOR all Technical Information furnished to LICENSEE under this Agreement, together with all reproductions, copies and summaries thereof; provided, however, that LICENSEE may retain solely for archival purposes one copy of all such documents in its legal department files, (2) at LICENSOR's option, LICENSEE shall, within 30 days of the date of such termination, either (A) sell and deliver to LICENSOR at LICENSEE's direct cost of manufacture any Licensed Products which shall then be in the possession of LICENSEE, and, if requested by LICENSOR, LICENSEE shall finish and deliver to LICENSOR any Licensed Products in the process of manufacture as soon as possible and, in any case, not later than 30 days after receiving LICENSOR's request, and/or (B) with respect to any unsold inventory and work in the process of manufacture, to complete such work in process and sell any remaining inventory during the period not to exceed six months from the date of termination or expiration of this Agreement provided that at the completion of such six-month period, LICENSEE shall promptly destroy and dispose of any Licensed
Products (and Licensed Products in the process of manufacture) not sold under this Section 10.4 and (3) if this Agreement is terminated for any reason on or before December 31, 2005, LICENSEE hereby grants to LICENSOR a nonexclusive, royalty-free, irrevocable, worldwide license with the right to grant sublicenses to others to utilize all technical information, improvements and/or modifications (whether or not the subject of patents or pending patent applications) developed or invented by or on behalf of LICENSEE and/or its sublicensees, subcontractors, or agents hereunder through the date of such termination of this Agreement relating to Light Valves or Light Valve Components, and upon such termination, LICENSEE shall provide LICENSOR in reasonable detail complete information regarding such technical information, improvements and/or modifications. The foregoing license shall be self-effectuating and shall exclude information of LICENSEE (if such information is not subject to patents or pending patent applications) relating to production processes and market data, and LICENSEE agrees upon written notice by LICENSOR (at LICENSEE's expense) at any time hereafter to deliver to LICENSOR (at LICENSEE's expense) within 30 days of such notice any document or other instrument reasonably requested by LICENSOR to convey such license rights to LICENSOR such as, by way of example, confirmations or instruments of conveyance or assignment. No termination of this Agreement by expiration or otherwise shall release LICENSEE or LICENSOR from any of its continuing obligations hereunder, if any, or limit, in any way any other remedy one party may have against the other party. Notwithstanding the foregoing, LICENSEE's obligations to LICENSOR under Sections 3.1 (with respect to royalties due on the sale of Licensed Products sold on or before the six-month period specified above) , 3.5, 4.2, 4.3, 4.4, 4.5, 4.6, 6.1, 6.2, 7.2, 8.3, 8.4, 10.4, 12.1, and Articles 13 and 14
shall survive any termination or expiration of this Agreement.

11   EVENTS OF DEFAULT AND REMEDIES.

     11.1 Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

     11.1.1 (a) A party's failure to make any payment due in a timely manner or a party's material breach or material failure to punctually perform any of its duties and obligations under this Agreement, which material breach or failure, if curable, remains uncured for thirty (30) days after written notice of such breach or failure is received by the breaching party; or (b) a material misrepresentation is made by a party in any representation or warranty contained in this Agreement and the misrepresented facts or circumstances, if curable, remain uncured thirty (30) days after written notice of such misrepresentation is received by the breaching party; and, in either case, if such breach or misrepresentation is not curable, termination shall occur thirty (30) days after such misrepresentation or breach at the option of the non-breaching party; or

     11.1.2 The failure by a party upon request to provide the other party with adequate assurances of its performance of all obligations under this Agreement upon: (a) such first party's filing of a voluntary petition in bankruptcy; (b) the filing of any involuntary petition to have such first party declared bankrupt which has not been dismissed within ninety (90) days of its filing;
(c) the appointment of a receiver or trustee for such first party which has not been rescinded within ninety (90) days of the date of such appointment; or (d) such first party otherwise becoming insolvent or otherwise making an assignment for the benefit of creditors.

     11.2 Default by a Party. If there occurs an Event of Default with respect to a party, the other party may:

               (a)  seek damages; and/or

     (b) seek an injunction or an order for mandatory or specific performance; and/or

               (c) terminate this Agreement and the licenses granted to LICENSEE hereunder whereupon the non-defaulting party shall have no further obligations under this Agreement except those which expressly survive termination, and except with respect to royalty payments due and owing to LICENSOR as of the termination date or any subsequent period specified in Section 10.4.

12   CONFIDENTIALITY.

     12.1 Confidential Information. (a) LICENSEE agrees for itself, its sublicensees, and their employees and agents that for twenty (20) years from the later of the Effective Date of this Agreement or the latest date of its receipt of information disclosed to LICENSEE by LICENSOR pursuant to this Agreement, such information shall be held in confidence; provided, however, there shall be no obligation to treat as confidential information which is or becomes available to the public other than through a breach of this obligation, or which was already possessed by LICENSEE in writing (or otherwise provable to be in the possession of LICENSEE) prior to the Effective Date of this Agreement (and was not received from LICENSOR) or which is shown by LICENSEE to have been received by it from a third party who had the legal right to so disclose it without restrictions and without breach of any agreement with LICENSOR or its licensees.
LICENSOR shall affix an appropriate legend on all written documentation given to LICENSEE which contains confidential information. LICENSEE acknowledges that the list of patent applications contained on Schedule A is confidential information of LICENSOR. If confidential information is otherwise conveyed orally by LICENSOR, LICENSOR shall specify to LICENSEE at the time such information is being conveyed (or in a subsequent letter referring to the conversation) that the information conveyed is confidential, and LICENSOR shall confirm such oral disclosure in a writing given to LICENSEE. It is understood and agreed that, unless otherwise provided in a separate agreement between LICENSEE and LICENSOR, LICENSEE has no obligation hereunder to provide LICENSOR with any confidential or proprietary information, and that LICENSOR shall have no obligation hereunder to LICENSEE to maintain in confidence or refrain from commercial or other use of any information which LICENSOR is or becomes aware of under this Agreement. The terms and provisions of this Agreement or any other agreement between the parties shall not be considered confidential, and the parties hereto acknowledge that, pursuant to the Securities
Exchange Act of 1934, as amended, and the regulations promulgated thereunder, LICENSOR may file copies of this Agreement with the Securities and Exchange Commission and with NASDAQ and with any other stock exchange on which LICENSOR's securities may be listed. LICENSEE agrees that for the period of time during which LICENSEE is obligated to keep information confidential hereunder, LICENSEE will not develop, make, have made, use, market, import, have imported, offer for sale and sell, lease or otherwise dispose of products using or directly or indirectly derived from Licensed Products, Light
Valves, or Light Valve Components, or which otherwise comprise suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension ("SPD Technology") unless an agreement between LICENSOR and LICENSEE permitting it to do so is in full force and effect and the royalties, if any, provided in such agreement are being paid to LICENSOR on such products.
The foregoing restriction shall not apply to products (i) which do not directly or indirectly incorporate SPD Technology, such as, but not limited to, liquid crystal devices, or electrochromic devices, or
(ii) which incorporate technology involving suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension but which is independently developed and which is not in any way directly or indirectly derived from any Technical Information of LICENSOR or its licensees, sublicensees, or any of their affiliates. LICENSEE shall have the burden of proving by clear and convincing evidence that the availability of any exception of confidentiality exists or that the foregoing restrictions do not apply to a particular product. Nothing contained in this section, however, shall be construed as granting LICENSEE any rights or licenses with respect to any Technical Information or patents of LICENSOR or its other licensees or their sublicensees.

     (b) LICENSEE will have the right provide materials to, and to disclose information, to a subcontractor relating to this Agreement; provided, however, that LICENSEE shall only disclose such information as is strictly necessary to enable said subcontractor to perform its manufacturing task, and provided that prior to disclosing any information to said subcontractor, said subcontractor has signed a secrecy agreement with LICENSEE at least as protective of LICENSOR's Technical Information as the provisions of this Agreement, including, without limitation, said subcontractor's specific agreement to be bound by the provisions of Section 12.1 hereof to the same extent as LICENSEE. For such purposes, LICENSEE may develop a standard form of secrecy agreement for LICENSOR's approval, after which LICENSEE may use such secrecy agreement with all subcontractors without LICENSOR's prior approval of the secrecy agreement being necessary. LICENSEE shall have all subcontractors sign said secrecy agreement prior to the disclosure of Technical Information to said subcontractor, and LICENSEE shall send LICENSOR a copy of every such secrecy agreement within thirty (30) days after the execution thereof.

     12.2 Advance Approval of Press Releases. Neither
LICENSOR nor LICENSEE shall issue any press release or similar public announcement regarding this Agreement without advance written consent by the other party, it being understood that each party shall cooperate with the other in approving such announcements subject to such party's communications policies. Nothing contained in this Section 12.2 shall prevent or restrict either party from the timely fulfillment of its obligations under applicable securities or other laws, or prevent either party from complying with disclosures required by generally accepted accounting principles.

13   WARRANTIES AND REPRESENTATIONS.

     13.1 Reciprocal Representations. Each party represents and warrants to the other that:

     13.1.1 Valid Agreement. The execution and delivery of this Agreement by the officer or representative so doing, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by LICENSOR and LICENSEE and this Agreement is a valid and binding obligation enforceable against the parties in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general application relating to general equitable principles;

     13.1.2 No Conflicts. Nothing herein conflicts with its rights and obligations pursuant to any agreement by a party and any other entity; and

     13.1.3 Publicity. The parties shall have the right to use non-confidential information, including but not limited to information concerning this Agreement, for marketing, sales, technical assistance, investor relations, disclosure and public relations purposes, and that information permitted to be disclosed by a party under this Section 13.1.3 may appear on such party's (or its subsidiaries' or sublicensees') Internet web site, along with links to the Internet web sites, and specific pages therefrom, of the other party and its subsidiaries and sublicensees, provided that this
Section 13.1.3 does not confer on either party the right to use the other party's company name or trademarks without permission other than to describe the fact that LICENSEE is a licensee of LICENSOR for Licensed Products, or except as otherwise specifically described in this Agreement.

     13.2 LICENSOR Representations. LICENSOR represents and warrants, for the benefit of LICENSEE, that:

     13.2.1 Title. As of the date hereof, LICENSOR represents and warrants that Schedule A includes all or substantially all material patents and patent applications owned or controlled by LICENSOR or which LICENSOR has the right to license
LICENSEE, pertaining to Light Valves and Light Valve
Components as they relate to Licensed Products, and that LICENSOR has the right to convey the rights and licenses granted by this Agreement, and otherwise to perform its obligations under this Agreement. LICENSOR has caused its employees who are employed to do research, development, or other inventive work to disclose to it any invention or information within the scope of this Agreement and to assign to it rights in such inventions and information in order that LICENSEE shall receive, by virtue of this Agreement, the licenses granted to it under Section 2.1 hereof.

     13.2.2 Infringement. As of the date hereof, LICENSOR is not aware of any claim for patent infringement or the misappropriation of trade secrets, being asserted against it or its licensees by any third party; or of any infringement of the patents listed on Schedule A hereto by any entity.

     13.2.3 Patents in Force. To the best of LICENSOR's knowledge, all of the patents listed on Schedule A hereto are currently in force.

     13.3 No Warranty. LICENSOR and LICENSEE make no guaranty or warranty to one another under this Agreement (a) that LICENSEE will be able to develop, manufacture, sell or otherwise commercialize Licensed Products, or (b) as to the validity of any patent.

14    MISCELLANEOUS.

     14.1 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with and governed by the laws of the State of New York, and LICENSOR and LICENSEE hereby submit to the exclusive jurisdiction of the state or federal courts located in the County of Nassau and State of New York for such purposes.

     14.2 Confidentiality In Court Proceeding. In order to protect and preserve the confidential information of a party which the parties recognize may be exchanged pursuant to the provisions of this Agreement, the disclosing party may request, and the receiving party shall not oppose, the court in any action relating to this Agreement to enter a protective order to protect information which is confidential information under Section 12.1 and to seal the record in the action or to hold the proceedings, or portion of the proceedings, in camera; provided, that the requested terms do not prejudice the receiving party's interests. Nothing, however, shall preclude either party from thereafter moving to unseal its own records or to have matter and information designated as confidential under any relevant protective order designated otherwise in accordance with the circumstances as they shall appear at that time.

     14.3 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

     14.4 Waiver. Unless agreed to by the parties in writing to the contrary, the failure of either party to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement, or to exercise any right contained in this Agreement or provided by law, shall not constitute or be construed as a waiver or relinquishment of the performance of such provision or right or the right subsequently to demand such strict performance or exercise of such right, and the rights and obligations of the parties shall continue unchanged and remain in full force and effect.

     14.5 Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.

     14.6 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their successors and assigns. However, LICENSEE agrees that it shall not assign this Agreement or its rights hereunder without the prior written consent of LICENSOR except to a successor to substantially all of its business relating to Light Valves and whose obligations hereunder are guaranteed to LICENSOR by LICENSEE. LICENSOR may assign all of its rights and obligations hereunder to any successor to any of its business interests or to any company controlling or controlled by LICENSOR. All assignees shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party, and an originally signed instrument of such assumption and assignment shall be delivered to the non-assigning party within 30 days of the execution of such instrument.

     14.7 Schedules. All Schedules attached to this Agreement shall be deemed to be a part of this Agreement as if set forth fully in this Agreement.

     14.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between LICENSOR and LICENSEE with respect to the subject matter hereof, supersedes all prior agreements, proposals, understandings, letters of intent, negotiations and discussions with respect to the subject matter hereof and can be modified, amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is executed in writing by the parties; provided, however, that either party may unilaterally waive in writing any provision imposing an obligation on the other.

     14.9 Notices. Any notice required or permitted to be given or made in this Agreement shall be in writing and shall be deemed given on the earliest of (i) actual receipt, irrespective of method of delivery, (ii) on the delivery day following dispatch if sent by express mail (or similar next day courier service), or (iii) on the sixth day after mailing by registered or certified air mail, return receipt requested, postage prepaid and addressed as follows:

LICENSOR: Robert L. Saxe, President
               Research Frontiers Incorporated
               240 Crossways Park Drive
               Woodbury, New York 11797-2033 USA
                                             Facsimile:     (516) 364-3798
                                             Telephone:     (516) 364-1902

LICENSEE: Avery Dennison Corporation
                              150 North Orange Grove Blvd.
                              Pasadena, CA  91103
                              Attention:  Senior Vice President, General Counsel
               and Secretary
               Facsimile: (626) 304-2151
               Telephone: (626) 304-2030

With a copy to:Avery Dennison Corporation
                              150 North Orange Grove Blvd.
                              Pasadena, CA  91103
               Attention:  Chief Patent Counsel
               Facsimile: (626) 304-2151
            Telephone: (626) 304-2392

or to such substitute addresses and persons as a party may designate to the other from time to time by written notice in accordance with this provision.

  14.10 Bankruptcy Code. In the event that either party should file a petition under the federal bankruptcy laws, or that an involuntary petition shall be filed against such party, the parties intend that the non-filing party shall be protected in the continued enjoyment of its rights hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under section 365(n) of Title 17 of the U.S. Code. Each party agrees that it will give the other party immediate notice of the filing of any voluntary or involuntary petition under the federal bankruptcy laws.

  14.11 Construction. This Agreement and the exhibits hereto have been drafted jointly by the parties and in the event of any ambiguities in the language hereof, there shall no be inference drawn in favor or against either party.

  14.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

  14.13 Status of the Parties. The status of the parties under this Agreement shall be solely that of independent contractors. No party shall have the right to enter into any agreements on behalf of the other party nor shall it represent to any person that it has such right or authority.

  The parties, through their duly authorized representatives, and intending to be legally bound, have executed this Agreement, as of the date and year first above written, whereupon it became effective in accordance with its terms.

RESEARCH FRONTIERS INCORPORATED



By:_____________________________________________
                            Robert L. Saxe, President
                            Date: November 29, 2001

AVERY DENNISON CORPORATION



By:___________________________________________
                            Name:
                            Title:
                            Date: November 28, 2001

                               Schedule A
                       (As of November 29, 2001)

                LIST OF UNITED STATES, INTERNATIONAL AND
                FOREIGN PATENTS AND PATENT APPLICATIONS

                                                    Date    Expiration
Patents in the United States                             Issued  Date


4,772,103                  Robert L. Saxe
            "Light Valve Containing an Improved
                Suspension, and Liquids Therefor"   9/20/88   8/8/06


4,877,313                  Robert L. Saxe et al
            "Light Polarizing Materials and
                        Suspensions Thereof"                10/31/89  2/10/09


5,002,701                  Robert L. Saxe
            "Light Polarizing Materials and
                Suspensions Thereof"                3/26/91  10/27/09


5,093,041                  Joseph A. Check, III et al
            "Light-Polarizing Material Based on
                Ethylene-diamine Polyacetic Acid
                Derivatives"                        3/03/92   7/30/10


5,111,331                  Paul Rosenberg
            "Electro-Optical Light Modulator"       5/05/92    7/5/09


5,130,057                  Robert L. Saxe
            "Light Polarizing Materials and
                Suspensions Thereof"                7/14/92
10/31/06

                         Schedule A (Continued)

                                                    Date    Expiration
Patents in the United States                             Issued  Date

5,279,773                  Robert L. Saxe
            "Light Valve Incorporating A Suspension
                 Stabilized With A Block Polymer"   1/18/94   3/23/12


5,325,220                  Robert L. Saxe
            "Light Valve With Low Emissivity
                     Coating As Electrode"                 6/28/94    3/9/13


5,463,491                  Joseph A. Check III
            "Light Valve Employing a Film Comprising
              An Encapsulated Liquid Suspension And
                    Method of Making Such Film"           10/31/95   11/6/12


5,463,492                  Joseph A. Check III
            "Light Modulating Film of Improved
                  Clarity For A Light Valve"              10/31/95   11/6/12


5,461,506                  Joseph A. Check III et al
            "Light Valve Suspensions Containing A
              Trimellitate Or Trimesate And Light
                    Valves Containing The Same"           10/24/95   5/11/13


5,467,217                  Joseph A. Check III et al
            "Light Valve Suspensions and Films
              Containing UV Absorbers and Light
                   Valves Containing The Same"           11/14/95    5/11/13


5,516,463                  Joseph A. Check III et al
            "Method of Making Light
                 Polarizing Particles"              05/14/96        07/08/14


5,650,872                  Robert L. Saxe et al
            "Light Valve Containing
                 Ultrafine Particles"               07/22/97  07/22/14

5,728,251                  Joseph A.  Check, III
            "Light Modulating Film of Improved
               UV Stability For a Light Valve"       03/17/98 09/27/15

                          Schedule A (Continued)

                                                    Date    Expiration
Patents in the United States                             Issued  Date


6,114,405             Huifang Zhuang et al
            "Ultraviolet Radiation-Curable
            Light-Modulating Film for a Light
               Valve, and Method of Making Same"       09/05/00     10/09/17


6,156,239             Robert L. Saxe et al
            "Light Polarizing Material, Liquid
            Suspensions and Films Thereof, and Light
                 Valve Incorporating Same"             12/05/00      2/26/19


6,271,956B1           Robert L. Saxe et al
            "Method and Materials for Enhancing the
            Adhesion of SPD Films and Light Valves
               Comprising Same"                        08/07/01      03/02/20

6,301,040             Srinivasan Chakrapani et al
            "SPD Films Having Improved Properties and
                     Light Valves Comprising Same"     10/09/01      05/24/20



                   PENDING UNITED STATES APPLICATIONS

Serial Number                                                 Filing Date

[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]